Exhibit 99.1

Brooke Corporation Announces Pricing of Common Stock Offering

          OVERLAND PARK, Kan., Aug. 9 /PRNewswire-FirstCall/ -- Brooke Corporation (Nasdaq: BXXX) today announced the pricing of its follow-on offering of 2.5 million shares of its common stock at a price of $11.50 per share. All of the shares are being offered by Brooke. The Company has also granted the underwriters a 30-day option to purchase up to 375,000 additional shares of the Company’s common stock to cover over-allotments, if any. A registration statement on Form S-1 relating to the sale of the shares involved in the offering was declared effective today by the Securities and Exchange Commission. The closing of the offering is expected to occur on August 15, 2005, and is subject to customary closing conditions.

          The lead underwriter and sole book-running manager for the offering is Sandler O’Neill & Partners, L.P. The co-managers for the offering are Fox- Pitt, Kelton Inc. and Oppenheimer & Co. Inc.

          This announcement does not constitute an offer to sell or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer of shares of common stock will be made only by means of a prospectus forming a part of the effective registration statement. A copy of the final prospectus relating to the offering may be obtained by contacting the Syndicate Department of Sandler O’Neill & Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, or by telephone at (212) 466-7800.

          About our company ...  Brooke Corporation is listed on the Nasdaq National Market under the symbol of BXXX. Brooke Corporation is a holding company with three primary subsidiaries.  Brooke Franchise Corporation is a subsidiary that distributes insurance and financial services through a network of over 440 franchise locations as of June 30, 2005. Brooke Credit Corporation is a subsidiary that originates loans to insurance agencies, financial services practices, funeral homes and other local businesses, including Brooke franchises. Brooke Brokerage Corporation is a subsidiary holding company that sells hard-to-place and niche insurance on a wholesale basis through locally owned insurance agencies, including Brooke franchises.

          This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Company’s plans to offer its common stock. These statements are based upon the current expectations and beliefs of the Company’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements discussed in the Company’s filings with the Securities and Exchange Commission.

SOURCE  Brooke Corporation
          -0-                                        08/09/2005
          /CONTACT:  Anita Larson of Brooke Corporation, larsa@brookecorp.com , or
+1-913-661-0123/
          /Web site:  http://www.brookecorp.com /
          (BXXX)